SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(as filed with the Securities and Exchange Commission on April 17, 2003)

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Hearst-Argyle Television, Inc.

(Name of Registrant as Specified In Its Charter)

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Notes

888 Seventh Avenue

New York, New York 10106

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 6, 2003

To the Stockholders of Hearst-Argyle Television, Inc.:

The 2003 Annual Meeting of Stockholders of Hearst-Argyle Television, Inc., a Delaware corporation, will be held at the Metro-Goldwyn-Mayer screening theater, 1350 Avenue of the Americas, first floor, New York, New York 10019 on Tuesday, May 6, 2003, at 10:00 a.m., local time, for the following purposes:

(1) To elect one Series A Class II Director and six Series B Class II Directors to hold office for a term of two years or until their respective successors are elected and qualified;

(2) To consider and approve an Incentive Compensation Plan under which the Company may award various forms of incentive compensation to officers and other key employees of the Company and its subsidiaries; and

(3) To transact such other business as may properly come before the meeting or its adjournment.

The close of business on March 28, 2003 has been fixed by the Company’s Board of Directors as the record date for the Annual Meeting. Only holders of record of the Company’s Series A Common Stock, Series B Common Stock, Series A Preferred Stock and Series B Preferred Stock on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof, notwithstanding transfer of any stock on the books of the Company after such record date. The stock transfer books will not be closed.

We will make available a list of stockholders as of the close of business on March 28, 2003, for inspection during normal business hours from April 25, 2003 through May 5, 2003, at the office of the Secretary of the Company. The list will also be available at the meeting.

A Proxy Statement, form of Proxy and copy of the Annual Report on the Company’s operations during the fiscal year ended December 31, 2002 accompany this notice.

It is important that your shares be represented at the Annual Meeting. Whether or not you expect to attend in person, please vote, sign and date the form of Proxy and return it in the enclosed envelope. Stockholders who attend the Annual Meeting may revoke their Proxies and vote in person if they desire.

By Order of the Board of Directors,

David J. Barrett,

President and

Chief Executive Officer

April 17, 2003

New York, New York

888 Seventh Avenue

New York, New York 10106

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 6, 2003

This Proxy Statement and accompanying Proxy are furnished to the stockholders of Hearst-Argyle Television, Inc., a Delaware corporation (the “Company”), in connection with the solicitation by the Company’s Board of Directors of Proxies to be voted at the Annual Meeting of Stockholders of the Company to be held at the Metro-Goldwyn-Mayer screening theater, 1350 Avenue of the Americas, first floor, New York, New York 10019 on Tuesday, May 6, 2003, at 10:00 a.m., local time, or at any adjournment thereof. This Proxy Statement is being mailed to stockholders on or about April 17, 2003. References herein to the “Company” include its subsidiaries, unless the context otherwise requires.

ABOUT THE MEETING AND VOTING

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act upon the matters listed in the Notice of Annual Meeting of Stockholders on the cover page of this Proxy Statement, as follows:

(1) Election of one Series A Class II Director and six Series B Class II Directors (the “Election of Directors Proposal”);

(2) Approval of an Incentive Compensation Plan (the “Incentive Compensation Plan Proposal”); and

(3) At the discretion of the persons named as Proxies in the enclosed form of Proxy, on any other matter that may properly come before the Annual Meeting or any adjournment of the Annual Meeting.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF DIRECTORS PROPOSAL AND FOR THE INCENTIVE COMPENSATION PLAN PROPOSAL.

Who is entitled to vote at the Annual Meeting?

Only holders of record of the Company’s Series A Common Stock, Series B Common Stock (together with the Series A Common Stock, the “Common Stock”), Series A Preferred Stock and Series B Preferred Stock (together with the Series A Preferred Stock, the “Preferred Stock”) at the close of business on Friday, March 28, 2003, the Record Date for the Annual Meeting, will be entitled to notice of and to vote at the Annual Meeting and any adjournments and postponements of the Annual Meeting. On the Record Date, there were 92,527,413 shares of Common Stock (consisting of 51,228,765 shares of Series A Common Stock and 41,298,648 shares of Series B Common Stock) held by approximately 721 stockholders of record, outstanding and entitled to vote at the Annual Meeting and there were 18,319 shares of Preferred Stock (consisting of 7,381 shares of Series A Preferred Stock and 10,938 shares of Series B Preferred Stock) held by four stockholders of record, outstanding and entitled to vote at the Annual Meeting.

What constitutes a quorum for purposes of the Annual Meeting?

Except with respect to the election of directors, the presence, in person or by Proxy, of the holders of a majority of the voting power of the outstanding shares of all of the classes of the Company’s capital stock is necessary to constitute a quorum at the meeting, provided that a quorum cannot consist of less than one-third of the outstanding shares of all of the classes of the Company’s capital stock. With respect to the election of the Series A Director, the presence in person or by proxy, of the holders of a majority of the voting power of the outstanding shares of the Series A Common Stock, the Series A Preferred Stock and the Series B Preferred Stock is necessary to constitute a quorum, provided that such quorum cannot consist of less than one-third of the outstanding shares of such classes. With respect to the election of the Series B Directors, the presence, in person or by proxy, of Hearst Broadcasting, Inc., a Delaware corporation (“Hearst Broadcasting”), as the sole holder of 100% of the outstanding shares of Series B Common Stock, is necessary to constitute a quorum. Hearst Broadcasting is a wholly-owned subsidiary of Hearst Holdings, Inc., a Delaware corporation (“Hearst Holdings”) and a wholly-owned subsidiary of The Hearst Corporation, a Delaware corporation (“Hearst”).

Abstentions and broker non-votes are included in the number of shares present at the meeting for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

How do I vote?

All shares of Common Stock and Preferred Stock represented by properly executed Proxies received prior to or at the Annual Meeting and not properly revoked will be voted in accordance with the instructions indicated in such Proxies. If no instructions are indicated on a properly executed and returned Proxy, such Proxy will be voted “FOR” the Election of Directors Proposal and “FOR” the Incentive Compensation Plan Proposal.

What are the voting rights of the holders of the Company’s stock?

The holders of Series A Common Stock will be entitled to one vote per share of Series A Common Stock. The holders of Series B Common Stock will be entitled to one vote per share of Series B Common Stock. The holders of Series A Preferred Stock will be entitled to the number of votes (rounded up to the next whole number) equal to the number of shares of Series A Common Stock into which such shares of Series A Preferred Stock are convertible as of the Record Date for the Annual Meeting (47 shares of Series A Common Stock for the 2003 Annual Meeting). The holders of the Series B Preferred Stock will be entitled the number of votes (rounded up to the next whole number) equal to the number of shares of Series A Common Stock into which such shares of Series B Preferred Stock are convertible as of the last day of the month immediately preceding the Record Date for the Annual Meeting (48 shares of Series A Common Stock for the 2003 Annual Meeting). The holders of Series A Common Stock and Series B Common Stock vote together as a single class on all matters, except with respect to (i) the election of directors; (ii) any amendments to the Company’s Amended and Restated Certificate of Incorporation that alter or change the powers, preferences or special rights of their respective series so as to affect them adversely; and (iii) such other matters as require class votes under the Delaware General Corporation Law or the Company’s Amended and Restated Certificate of Incorporation. In addition, the holders of Preferred Stock are entitled to vote on all matters submitted to a vote of holders of Series A Common Stock, with the holders of Series A Preferred Stock and Series B Preferred Stock voting as a single class with the holders of Series A Common Stock. Cumulative voting is not permitted in the election of directors.

What vote is required to approve each item?

With respect to the Election of Directors Proposal, only holders of the Series A Common Stock, Series A Preferred Stock (voting as a single class with the Series A Common Stock) and Series B Preferred Stock (voting as a single class with the Series A Common Stock) will be entitled to vote on the nominee for Series A Director, and only Hearst Broadcasting, as the holder of 100% of the outstanding Series B Common Stock, will be entitled to vote on the nominees for Series B Directors. The affirmative vote of a plurality of the voting power of the shares of Series A Common Stock, Series A Preferred Stock and Series B Preferred Stock represented at the Annual Meeting is required for the election of the Series A Director. The affirmative vote of a plurality of the voting power of the shares of Series B Common Stock represented at the Annual Meeting is required for the election of the Series B Directors.

The Incentive Compensation Plan Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Series A Common Stock, Series B Common Stock, Series A Preferred Stock and Series B Preferred Stock, represented in person or by Proxy at the Annual Meeting and voting together as a single class.

Hearst Broadcasting, which held approximately 65.5% of the outstanding voting power of the Common Stock and 64.9% of the outstanding voting power of the Company’s capital stock as of the Record Date, has notified the Company that it intends to vote in favor of the Incentive Compensation Plan Proposal. Hearst Broadcasting has sufficient voting power to approve this proposal, and if Hearst Broadcasting votes in favor of the proposal as it has indicated, the Incentive Compensation Plan Proposal would be approved.

With respect to the approval of the Incentive Compensation Plan Proposal, abstentions will be counted for determining the total number of votes cast with respect to the proposal and thus will be counted as a vote “AGAINST” that proposal. Since a plurality of the votes cast is required for the election of directors, with respect to the Election of Directors Proposal, abstentions will not be counted. Broker non-votes will not be counted in determining the total number of votes cast with respect to either proposal and will be, therefore, counted neither as a vote “FOR” nor “AGAINST” the proposals.

Can I vote at the Annual Meeting in person and can I change my vote after I return my Proxy?

A stockholder may attend the Annual Meeting and vote in person. A stockholder may revoke a Proxy at any time prior to its use by delivering to the Secretary of the Company a signed notice of revocation or a later dated signed Proxy or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in itself constitute the revocation of a Proxy.

What are the Board’s recommendations?

Unless contrary instructions are given on the Proxy, the persons named as proxy holders on the Proxy will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendations are noted above and are also set forth following the description of each item in this Proxy Statement. In summary, the Board recommends a vote:

•	FOR the election of the Series A director nominee and the six Series B director nominees listed under “Election of Directors Proposal” in this Proxy Statement to serve as Class II directors for a two-year term; and

•	FOR the approval of the Incentive Compensation Plan Proposal set forth in this Proxy Statement under “Incentive Compensation Plan Proposal.”

It is not expected that any matter not referred to in this Proxy Statement will be presented for action at the Annual Meeting. If any other matters are properly brought before the Annual Meeting and any adjournments or postponements thereof, the persons named in the Proxies will have discretion to vote on such matters in accordance with their best judgment. The grant of a Proxy will also confer discretionary authority on the persons named in the Proxy as Proxy appointees to vote in accordance with their best judgment on matters incident to the conduct of the Annual Meeting, including postponement or adjournment for the purpose of soliciting additional votes.

Who will bear the expense of soliciting Proxies?

The cost of solicitation of Proxies will be paid by the Company. In addition to solicitation by mail, Proxies may be solicited in person by directors, officers and employees of the Company without additional compensation, and by telephone, telegram, facsimile or similar method. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send Proxy material to beneficial owners; and the Company, upon request, will reimburse them for their reasonable expenses in so doing.

ELECTION OF DIRECTORS PROPOSAL

Board of Directors

The Company’s Amended and Restated Certificate of Incorporation provides for classified directors and staggered director terms. Currently, the Company’s Board of Directors consists of 13 members. The holders of Series A Common Stock and the holders of the Preferred Stock voting with the holders of the Series A Common Stock as a single class elect two directors (the “Series A Directors”) and Hearst Broadcasting, as the sole holder of the Series B Common Stock, elects the balance of the directors (the “Series B Directors”). The Board of Directors is divided into two classes, Class I and Class II, with one Series A Director in each class. The following table lists the name, age, class and series designation for each director:

Name	Age	Director Class Designation	Director Series Designation
David J. Barrett	54	II	B
Frank A. Bennack, Jr.	70	I	B
John G. Conomikes	70	I	B
Ken J. Elkins	65	II	B
Victor F. Ganzi	56	II	B
George R. Hearst, Jr.	75	I	B
William Randolph Hearst III	53	II	B
Bob Marbut	67	I	B
Gilbert C. Maurer	74	I	B
Michael E. Pulitzer	73	II	B
David Pulver	61	II	A
Virginia H. Randt	53	II	B
Caroline L. Williams	56	I	A

Each director serves for a term ending on the second annual meeting date following the annual meeting at which such director was elected. Each current Class I director will hold office until the 2004 Annual Meeting. Accordingly, at the 2003 Annual Meeting:

(i) the holders of the Series A Common Stock (and the holders of the Series A Preferred Stock and the Series B Preferred Stock voting together as a single class with the holders of the Series A Common Stock) will elect one Series A Class II Director to hold office until the earlier of the Company’s annual meeting of stockholders in 2005 or until his or her successor is duly elected and qualified; and

(ii) Hearst Broadcasting, as the sole holder of the Company’s Series B Common Stock, will elect the remaining six Series B Class II Directors to hold office until the earlier of the Company’s annual meeting of stockholders in 2005 or until their respective successors are duly elected and qualified.

Set forth below are the nominees for the Series A Class II Director and the Series B Class II Directors. In the event that such nominees are unable to serve or for good cause will not serve, the Proxies will be voted at the meeting for such other person as the Board of Directors of the Company may recommend.

Nominee for Series A Class II Director (To be elected by the holders of the Series A Common Stock, the Series A Preferred Stock and the Series B Preferred Stock voting together as a single class):

David Pulver has served as a Director of the Company since December 1994. From June 1993 to April 1995, he served as a Director of Argyle Television Holding, Inc. (“Argyle I”). Mr. Pulver is President of Cornerstone Capital, Inc., a private investment company. Mr. Pulver serves as a Director of The William Carter Company and of the Public Health Research Institute. Mr. Pulver is also a Trustee of Colby College.

In connection with Hearst’s contribution of its broadcast group to Argyle Television, Inc. (which was thereafter renamed “Hearst-Argyle Television, Inc.”) on August 29, 1997 (the “Hearst Transaction”), Hearst agreed that, for as long as it held any shares of Series B Common Stock and to the extent that Hearst during such time also held any shares of Series A Common Stock, it would vote its shares of Series A Common Stock with respect to the election of directors only in the same proportion as the shares of Series A Common Stock not held by Hearst are so voted. Hearst, through its indirect ownership of Hearst Broadcasting, currently owns 19,316,029 shares of Series A Common Stock, which represents approximately 37.1% of the outstanding voting power of the Series A Common Stock and Preferred Stock.

Your directors recommend a vote FOR the election of the Series A Director nominee.

Nominees for Series B Class II Directors (To be elected by Hearst Broadcasting as the sole holder of the Series B Common Stock):

David J. Barrett has served as Chief Executive Officer of the Company since January 1, 2001, President of the Company since June 1999 and as a Director of the Company since August 29, 1997. Mr. Barrett served as Co-Chief Executive Officer from June 1999 to December 31, 2000. Prior to his appointment as President and Co-Chief Executive Officer, he served as Executive Vice President and Chief Operating Officer of the Company beginning on August 29, 1997. Prior to this time, he served as a Vice President of Hearst and Deputy General Manager of Hearst’s broadcast group since January 1991. Mr. Barrett served as General Manager of the WBAL Division of Hearst in Baltimore, Maryland from November 1989 to January 1991. He joined Hearst in 1984 as General Manager of Hearst’s radio properties and continued in that position until 1989. Mr. Barrett is a member of Hearst’s Board of Directors.

Ken J. Elkins has served as a Director of the Company since the consummation of the merger of Pulitzer Publishing Company (“Pulitzer”) with and into the Company (the “Pulitzer Merger”) on March 18, 1999. Mr. Elkins currently serves as a Director of Pulitzer Inc., the successor entity to Pulitzer’s newspaper operations. Prior to the Pulitzer Merger, Mr. Elkins served as Senior Vice President—Broadcasting Operations and Director of Pulitzer and President and Chief Executive Officer of Pulitzer Broadcasting Company. In addition, he served as Vice President—Broadcast Operations from April 1984 through March 1986 and prior to that time served as a general manager of certain of Pulitzer’s television stations. Mr. Elkins was initially nominated by the Board of Directors of the Company and appointed to serve as a Director in 1999 in accordance with a Board Representation Agreement, dated May 25, 1998 (the “Board Representation Agreement”), by and among the Company, Hearst Broadcasting and Emily Rauh Pulitzer, Michael E. Pulitzer and David E. Moore (collectively, the “Pulitzer Parties”), pursuant to which the Company agreed to cause the nomination for election to the Company’s Board of Directors of two individuals designated by the Pulitzer Parties. The Board Representation Agreement is no longer in effect.

Victor F. Ganzi has served as Chairman of the Company’s Board of Directors since January 1, 2003 and as a Director of the Company since the consummation of the Hearst Transaction on August 29, 1997. Since June 1, 2002, Mr. Ganzi has served as President and Chief Executive Officer of Hearst. Mr. Ganzi served as Executive Vice President of Hearst from March 1997 through May 2002, and as Chief Operating Officer of Hearst from March 1997 through May 2002. He is also a member of Hearst’s Board of Directors, a Trustee of the Trust established under the Will of William Randolph Hearst and a Director of both the William Randolph Hearst Foundation and The Hearst Foundation. Mr. Ganzi is also a director of Gentiva Health Services, Inc.

William Randolph Hearst III has served as a Director of the Company since the consummation of the Hearst Transaction on August 29, 1997. Mr. Hearst is a partner in the Menlo Park, California venture capital firm of Kleiner, Perkins, Caufield and Byers, which he joined in January 1995. From October 1984 to December 1995, Mr. Hearst served as Publisher of the San Francisco Examiner newspaper, then owned by Hearst. Mr. Hearst is a member of Hearst’s Board of Directors, a Trustee of the Trust established under the Will of William

Randolph Hearst, President and Director of the William Randolph Hearst Foundation and Vice President and a Director of The Hearst Foundation. Mr. Hearst is also a Director of Juniper Networks Inc. Mr. Hearst is a cousin of George R. Hearst, Jr. and Virginia Hearst Randt.

Michael E. Pulitzer has served as a Director of the Company since the consummation of the Pulitzer Merger on March 18, 1999. Since June 1, 2001, Mr. Pulitzer has served as the non-executive Chairman of the Board of Pulitzer Inc., the successor company to Pulitzer’s newspaper operations. Between March 18, 1999 and May 31, 2001, he served as the executive Chairman of the Board of Pulitzer Inc. Prior to the consummation of the Pulitzer Merger, Mr. Pulitzer served as Chairman of the Board, President and Chief Executive Officer of Pulitzer. He also served as Vice Chairman of the Board of Pulitzer from April 1984 through March 1986 and as President and Chief Operating Officer of Pulitzer from April 1979 through March 1984. Mr. Pulitzer was initially nominated by the Board of Directors of the Company and appointed to serve as a Director in 1999 in accordance with the Board Representation Agreement, pursuant to which the Company agreed to cause the nomination for election to the Company’s Board of Directors of two individuals designated by the Pulitzer Parties. The Board Representation Agreement is no longer in effect.

Virginia Hearst Randt has served as a Director of the Company since the consummation of the Hearst Transaction on August 29, 1997. Ms. Randt has served as a Director of Hearst since September 1990 and in 2001 became a Trustee of the Trust established under the Will of William Randolph Hearst. She is a cousin of George R. Hearst, Jr. and William Randolph Hearst III.

Your directors recommend a vote FOR the election of the Series B Director nominees.

INCENTIVE COMPENSATION PLAN PROPOSAL

A Compensation Committee of the Board of Directors (the “Compensation Committee”) has adopted the Company’s 2003 Incentive Compensation Plan (the “Incentive Compensation Plan”) and is recommending the plan to stockholders for approval.

Under the plan, the Compensation Committee (or a subcommittee thereof, as applicable) may award various forms of incentive compensation to executive officers (approximately 4 persons) and other select employees (approximately 35 persons) of the Company and its subsidiaries. The Compensation Committee has the authority to determine which employees will participate in the Incentive Compensation Plan. Forms of incentive compensation may include compensation based upon (1) a percentage of the consolidated pre-tax or after-tax earnings or earnings before interest, taxes, depreciation or amortization (“EBITDA”) of the Company and its subsidiaries, or of the separate pre-tax or after-tax earnings or EBITDA of particular subsidiaries or divisions of the Company, (2) changes (or the absence of changes) in the market price of the Company’s common stock or (3) the extent to which the Company and its subsidiaries, particular subsidiaries, divisions or other business units, or particular employees achieve targeted revenues, earnings, costs, broadcast cash flow, operating cash flow, return on assets, return on equity, return on capital or return on investment. Targets may be in absolute amounts or relative to the performance of other companies or of an index. Performance targets may relate to particular fiscal years or to periods which are longer or shorter than a single fiscal year. Notwithstanding the foregoing, bonuses can be granted on bases other than those set forth above in the case of any bonus for which an exception from the limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) is not being sought. No officer or employee may, however, be awarded a bonus for any fiscal year in excess of $2,000,000.

Bonuses may be payable in single lump sums, or may be payable over periods of years, and may (but will not be required to) be made forfeitable to the extent recipients do not continue to be employed by the Company or its subsidiaries throughout the period during which they are payable. Bonuses otherwise payable under the Incentive Compensation Plan are subject to reduction or elimination by the Compensation Committee (or a subcommittee thereof, as applicable). In the case of any employee who is expected by the Compensation Committee to be a “covered employee” within the meaning of Section 162(m) of the Code for the year for which an award is made, the award shall be made by a subcommittee of the Compensation Committee consisting solely of “outside directors” for purposes of Section 162(m) of the Code. A copy of the Incentive Compensation Plan is attached as Appendix I.

The bonus arrangements contemplated by the Incentive Compensation Plan are similar to the bonus arrangements which the Company has implemented for a number of years. See “Board of Directors Compensation Committee Report On Executive Compensation.” However, the Compensation Committee has adopted the Incentive Compensation Plan, and stockholders are being asked to approve the Incentive Compensation Plan, with the intent of avoiding the possibility that the deductibility for federal income tax purposes of bonus compensation thereunder with regard to the year ending December 31, 2003 or future years will be limited by Section 162(m) of the Code (which, under certain circumstances, causes compensation in excess of $1 million to an employee in a year not to be deductible to the employer). Under current law, adoption of the Incentive Compensation Plan is not expected to affect the extent to which bonus compensation constitutes taxable income to recipients, the time when recipients will be required to recognize income from incentive compensation or any other aspects of the way recipients are taxed with regard to incentive compensation.

The Compensation Committee may, with the approval of the Board of Directors, amend the Incentive Compensation Plan at any time, except that no amendment to the plan will be effective if it materially changes any of the criteria on which bonuses may be based, alters the amount of maximum bonus which may be paid to recipients with regard to a fiscal year or other period, or otherwise materially changes the Incentive Compensation Plan, unless, to the extent required under the rules of Section 162(m) of the Code, the amendment is approved by the stockholders of the Company.

The bonuses contemplated to be granted under the Incentive Compensation Plan to “covered employees” (as defined above) for 2003 which are based on objective performance standards will not be paid, and no bonuses will be granted in replacement thereof, if the stockholder approval being sought hereby is not obtained. The amount that will be awarded to the Company’s Chief Executive Officer and the other three most highly compensated executive officers of the Company pursuant to the Incentive Compensation Plan are not currently determinable. If, however, the Incentive Compensation Plan had been in effect in 2002, the amounts of the awards which would have been granted to persons listed below who will participate in the plan, based on the targets established by the Compensation Committee to date, and the Company’s broadcast cash flows and operating cash flows for 2002, are as follows:

Name and Position	Dollar Value
David J. Barrett, President and Chief Executive Officer	$613,511
Harry T. Hawks, Executive Vice President and Chief Financial Officer	180,219
Terry Mackin, Executive Vice President	314,925
Philip M. Stolz, Senior Vice President	178,300
Executive Group	1,286,955
Non-Executive Director Group	N/A
Non-Executive Officer Employee Group (approximately 35 individuals)	2,156,410

Because stockholder approval of the Incentive Compensation Plan is being sought hereby, the following table is included to summarize information concerning the Company’s equity compensation plans as of December 31, 2002:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	6,610,498	(1)	$22.16	6,264,356	(2)
Equity compensation plans not approved by security holders	N/A		N/A	N/A

Total	6,610,498		$22.16	6,264,356

(1)	Includes shares of Series A Common Stock to be issued upon exercise of stock options granted under the Company’s Amended and Restated 1997 Stock Option Plan.
(2)	Includes 1,646,067 shares of Series A Common Stock available for future stock options granted under the Amended and Restated 1997 Stock Option Plan and 4,618,289 shares of Series A Common Stock reserved for future issuance under the Company’s Employee Stock Purchase Plan.

Hearst Broadcasting, which held approximately 65.5% of the outstanding voting power of the Common Stock and 64.9% of the outstanding voting power of the Company’s capital stock as of the Record Date, has notified the Company that it intends to vote in favor of the Incentive Compensation Plan Proposal. Hearst Broadcasting has sufficient voting power to approve the proposal, and if Hearst Broadcasting votes in favor of the proposal as it has indicated, the Incentive Compensation Plan Proposal would be approved.

Your directors recommend a vote FOR the Incentive Compensation Plan Proposal.

BOARD OF DIRECTORS—GENERAL INFORMATION

Directors Continuing in Office

Series B Class I Directors (Term expires in 2004):

Frank A. Bennack, Jr. has served as a Director of the Company since the consummation of the Hearst Transaction on August 29, 1997. In December 2002, Mr. Bennack was designated to serve as a presiding director of periodic executive sessions of the Board of Directors in which management directors and other members of management do not participate. Mr. Bennack served as President and Chief Executive Officer of Hearst from January 1979 through May 2002. Since June 1, 2002, Mr. Bennack has served as Vice Chairman of Hearst’s Board of Directors. He is also a Trustee of the Trust established under the Will of William Randolph Hearst and a Director of both the William Randolph Hearst Foundation and The Hearst Foundation. Mr. Bennack is also a Director of J.P. Morgan Chase & Co., Wyeth and Polo Ralph Lauren Corporation.

John G. Conomikes has served as a Director of the Company since the consummation of the Hearst Transaction on August 29, 1997. Mr. Conomikes also served as President and Co-Chief Executive Officer of the Company from August 1997 to June 1999. Prior to this time, he served as a Vice President of Hearst and the General Manager of Hearst’s broadcast group since March 1983. From January 1981 to March 1983, Mr. Conomikes served as Hearst’s General Manager of Television and from February 1970 to January 1981, served as Vice President and General Manager of WTAE in Pittsburgh, Pennsylvania. Mr. Conomikes joined Hearst in 1959 at WTAE where he served in various positions before assuming the Vice President and General Manager positions at the station. Mr. Conomikes is also a member of Hearst’s Board of Directors, a Trustee of the Trust established under the Will of William Randolph Hearst and a Director of both the William Randolph Hearst Foundation and The Hearst Foundation.

George R. Hearst, Jr. has served as a Director of the Company since the consummation of the Hearst Transaction on August 29, 1997. Mr. Hearst has served as the Chairman of the Board of Directors of Hearst since March 1996. From April 1977 to March 1996, Mr. Hearst served as a Vice President of Hearst and headed its real estate activities. He is also a Trustee of the Trust established under the Will of William Randolph Hearst, a Director of the William Randolph Hearst Foundation and the President and a Director of The Hearst Foundation. Mr. Hearst is a cousin of William Randolph Hearst III and Virginia Hearst Randt.

Bob Marbut served as Chairman of the Board of Directors from August 29, 1997 through December 31, 2002 and as a Director of the Company since the consummation of the Hearst Transaction on August 29, 1997. Mr. Marbut currently serves as Chairman of the Board of Directors and Chief Executive Officer of SecTecGlobal, Inc., a company that markets electronic security systems. Mr. Marbut served as Co-Chief Executive Officer of the Company from August 29, 1997 through December 31, 2000 and as Chairman of the Board of Directors, Chief Executive Officer and a Director of the Company from August 1994 until August 29, 1997. From March 1993 to April 1995, Mr. Marbut served as Chief Executive Officer and a Director of Argyle I. Mr. Marbut is also a Director of Tupperware Corporation and Valero Energy Corporation.

Gilbert C. Maurer has served as a Director of the Company since the consummation of the Hearst Transaction on August 29, 1997. Mr. Maurer served as Chief Operating Officer of Hearst from March 1990 until December 1998 and as Executive Vice President of Hearst from June 1985 until December 1998. Mr. Maurer currently is serving as a consultant to Hearst. Mr. Maurer is a member of Hearst’s Board of Directors, a Trustee of the Trust established under the Will of William Randolph Hearst and a Director of both the William Randolph Hearst Foundation and The Hearst Foundation. Mr. Maurer is also a Director of Soundview Technology Group.

Series A Class I Director (Term expires in 2004):

Caroline L. Williams has been a director of the Company since 1994. From June 1993 to April 1995, she served as a Director of Argyle I. Since May 2001, Ms. Williams has served as Chief Financial and Investment Officer of The Nathan Cummings Foundation. Ms. Williams served as President of Grey Seal Capital, an investment and consulting firm from October 1997 through May 2001. From July 1992 through September 1993, Ms. Williams served as the Vice President, Program Support of TechnoServe, a non-profit organization providing business, management and technical assistance to community-based enterprises in Latin America and Africa.

Meetings and Committees of the Board of Directors

The Board of Directors held a total of four meetings in 2002. Each director attended at least three meetings held by the Board of Directors and each director attended at least 75% of the total number of meetings held by all committees of the Board of Directors on which he or she served. The Board of Directors has an Audit Committee (the “Audit Committee”), the Compensation Committee and an Executive Committee (the “Executive Committee”). The Board of Directors does not have a standing nominating committee.

Audit Committee.    The Audit Committee consists of Ken J. Elkins, David Pulver and Caroline L. Williams. Mr. Pulver serves as Chair of the Audit Committee. The Audit Committee reviews and recommends to the Board of Directors the independent auditors to be selected to audit the Company’s financial statements and consults with the Company’s independent auditors and with personnel from the internal financial staff with respect to corporate accounting, reporting and internal control practices. The Board of Directors has determined that each member of the Audit Committee is independent in accordance with the listing standards of the New York Stock Exchange. Prior to the merger of Pulitzer with and into the Company in March 1999, Mr. Elkins served as Senior Vice President—Broadcasting Operations and Director of Pulitzer. Mr. Elkins met the independence requirements of the New York Stock Exchange listing standards as of March 2002. Prior to March 2002, Mr. Elkins served as member of the Audit Committee pursuant to determination of the Board of Directors in its business judgment that, based on Mr. Elkins’ past business and financial experience, Mr. Elkins’ membership on the Audit Committee was required in the best interests of the Company and its stockholders. The Audit Committee met nine times during 2002. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is included herein as Appendix II.

Compensation Committee.    The Compensation Committee consists of Frank A. Bennack, Jr., Michael E. Pulitzer, Victor F. Ganzi, David Pulver and Caroline L. Williams. Ms. Williams serves as Chair of the Compensation Committee. Mr. Ganzi was appointed to the Compensation Committee in May 2002. The Compensation Committee reviews and approves salary and bonus levels for executive officers and total compensation for senior executive officers. The Compensation Committee met four times during 2002.

Executive Committee.    The Executive Committee consists of Frank A. Bennack, Jr., John G. Conomikes, Victor F. Ganzi, George R. Hearst, Jr., Bob Marbut and David Pulver. Mr. Conomikes serves as Chair of the Executive Committee. Mr. Ganzi was appointed to the Executive Committee in May 2002. During the intervals between meetings of the Board of Directors, the Executive Committee may exercise all of the powers of the Board of Directors in the direction and management of the business and affairs of the Company. The Executive Committee did not meet during 2002.

Non-Management Directors Meetings.    In December 2002, the Board of Directors created a new position of presiding director, whose primary responsibility is to preside over periodic executive sessions of the Board of Directors in which management directors and other members of management do not participate. The presiding director will also address matters related to the Company’s corporate governance. The non-management members of the Board of Directors have designated Frank A. Bennack Jr. to serve in this position. Stockholders and other parties interested in communicating directly with the presiding director or with the non-management directors as a group may do so by writing to Presiding Director, Hearst-Argyle Television, Inc., 888 Seventh Avenue, New York, New York 10106.

Independent Auditors Fees

Audit fees.    The aggregate fees (including expenses) for professional services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, (collectively, “Deloitte & Touche”) the Company’s auditors, in connection with their audit of the Company’s annual consolidated financial statements for the year ended December 31, 2002 and for the reviews of the interim financial statements included in the Company’s Quarterly Reports on Form 10-Q for the year ended December 31, 2002 were approximately $801,000.

Audit-Related Fees.    Audit-related aggregate fees (including expenses) by Deloitte & Touche for audit-related services rendered to the Company, for the year ended December 31, 2002 were $602,000. Audit-related services included the audits of the Company’s employee benefit plans, consultation concerning financial accounting and reporting standards and the stand-alone audits of Hearst-Argyle Capital Trust, a wholly-owned subsidiary of the Company (the “Trust”), and managed television stations.

The Audit Committee has determined that the provision of audit services for the employee benefit plans, consultation on financial accounting and reporting standards, and the stand-alone audits of the Trust and managed television station during the year ended December 31, 2002 was compatible with the maintenance of the independence of Deloitte & Touche.

Tax Fees.    The Company did not engage Deloitte & Touche to provide advice to the Company regarding tax compliance, tax planning and tax advice for the year ended December 31, 2002.

All Other Fees.    The Company did not engage Deloitte & Touche to provide advice to the Company regarding financial information systems design and implementation or any other services for the year ended December 31, 2002.

Director Compensation

Directors who are employees or consultants of the Company receive no compensation for their service as directors. In addition, Messrs. Bennack, Conomikes, Ganzi, Maurer and George R. Hearst, Jr. have waived compensation for service as directors. For the year ended December 31, 2002, the directors who were compensated for their service (Mss. Randt and Williams and Messrs. Elkins, Pulitzer, Pulver and William Randolph Hearst III) were paid a Board fee of $24,000 annually, a fee of $6,000 annually for each committee on which he or she served, a fee of $5,000 annually for service as a committee chair, a fee of $1,500 for each Board meeting attended and a fee of $1,000 for each committee meeting attended. The directors who were compensated for their service also received automatic annual option grants of 4,000 shares (and an additional 1,000 shares if serving as a committee chair) under the terms of the Company’s Amended and Restated 1997 Stock Option Plan. Commencing calendar year 2003, the annual Board fee and the annual fee for each committee on which a director serves as a committee chair became $36,000 and $20,000, respectively, and automatic annual option grants became 5,000 shares (and an additional 2,500 shares if serving as a committee chair). The fees for attending Board and Committee meetings remain as listed above. In addition, David Pulver and Caroline L. Williams participate in the Company’s health benefits program.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2002, the Compensation Committee consisted of Frank A. Bennack, Jr., Victor F. Ganzi, Michael E. Pulitzer, David Pulver and Caroline L. Williams. Mr. Bennack serves as Vice Chairman of Hearst’s Board of Directors and as a Director of J.P. Morgan Chase & Co. (“Chase”).  Mr. Ganzi is President and Chief Executive Officer of Hearst. Upon consummation of the Hearst Transaction, the Company entered into a series of agreements with Hearst. Chase is one of the lead banks under the Company’s $750 million credit facility. See “Certain Relationships and Related Transactions.” Mr. Barrett, the President and Chief Executive Officer of the Company, is a Director of Hearst. Prior to consummation of the Pulitzer Merger, Mr. Pulitzer served as Chairman of the Board, President and Chief Executive Officer of Pulitzer.

EXECUTIVE OFFICERS OF THE COMPANY

The executive officers of the Company are as follows:

Name	Age	Position
David J. Barrett*	54	President and Chief Executive Officer
Harry T. Hawks	49	Executive Vice President and Chief Financial Officer
Terry Mackin	46	Executive Vice President
Philip M. Stolz	55	Senior Vice President

*	Member of the Board of Directors. See “Board of Directors—Election of Directors Proposal” for additional information.

Harry T. Hawks has served as Executive Vice President and Chief Financial Officer of the Company since February 2000 and as Senior Vice President and Chief Financial Officer of the Company from the consummation of the Hearst Transaction on August 29, 1997 until February 2000. Prior to this time and since August 1994, he served as Chief Financial Officer and Treasurer of the Company. Mr. Hawks served as Vice President—Finance of Argyle I from March 1993 until June 1993 and from June 1993 to April 1995 he served as its Chief Financial Officer. Prior to joining Argyle I, Mr. Hawks co-founded Cumberland Capital Corporation, a merchant banking firm, where he served as President and as a Director from 1989 until 1992.

Terry Mackin has served as Executive Vice President of the Company since May 1999. Prior to his appointment as Executive Vice President, Mr. Mackin served as President and Chief Operating Officer of StoryFirst Communications, Inc. from January 1997 to May 1999, where he was responsible for the design and management of several rapidly growing Eastern European media properties, including two essential television networks, eight radio stations and eight television stations in Russia and the Ukraine. Prior to joining StoryFirst, Mr. Mackin served as Executive Vice President and Chief Operating Officer of Ellis Communications from July 1994 to September 1996.

Philip M. Stolz has served as Senior Vice President of the Company since December 1998. Prior to his appointment as Senior Vice President, Mr. Stolz served as President and General Manager of WBAL-TV, the Company’s television station in Baltimore, Maryland. Mr. Stolz joined WBAL-TV in 1991 as Vice President and General Manager.

EXECUTIVE COMPENSATION AND OTHER MATTERS

The following table sets forth certain information for the fiscal years ended December 31, 2002, 2001 and 2000 of the Chief Executive Officer and the other three executive officers of the Company who were executive officers as of December 31, 2002.

Summary Compensation Table

	Annual Compensation			Other Annual Compensation ($)(1)	Long-Term Compensation Awards Securities Underlying Options (#)	All Other Compensation ($)(2)
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)
David J. Barrett	2002	767,500	667,330	38,500	117,000	6,000
President, Chief Executive Officer and Director	2001 2000	732,500 657,500	120,000 297,715	34,064 36,604	117,000 351,000	5,100 5,100

Harry T. Hawks	2002	435,000	319,725	55,642	50,000	5,500
Executive Vice President and Chief Financial Officer	2001 2000	420,000 400,000	67,725 150,078	29,760 31,337	40,000 120,000	5,100 5,100

Terry Mackin	2002	615,000	446,259	32,456	40,000	5,000
Executive Vice President	2001 2000	600,000 550,000	120,000 200,012	26,739 30,639	40,000 120,000	4,250 3,873

Philip M. Stolz	2002	430,000	310,406	26,075	40,000	6,000
Senior Vice President	2001 2000	415,000 400,000	66,140 144,351	14,399 17,545	35,000 105,000	5,100 5,100

(1)	Amounts in this column consist of the following: (i) dollar values of perquisites consisting of premiums for life insurance, automobile allowances, tax preparation expense reimbursements, club membership reimbursements and moving expense reimbursements, and (ii) payments for tax gross-ups.
(2)	Amounts in this column represent the amounts contributed by the Company on behalf of the named individuals to the Company’s 401(k) Savings Plan (a non-discriminatory retirement plan established pursuant to Section 401(k) of the Code).

		Perquisites
		Life Insurance Premiums ($)	Auto Allowance ($)	Tax Preparation Fees ($)	Club Membership Reimbursement ($)	Moving Expense Reimbursement ($)	Tax Gross-Up Payment ($)
David J. Barrett	2002	—	12,000	—	10,613	—	—
	2001 2000	5,774 11,196	12,000 12,000	— —	16,290 13,408	— —	— —

Harry T. Hawks	2002	—	10,800	3,000	30,387	—	—
	2001 2000	2,904 3,717	10,800 10,800	3,000 3,000	13,056 13,820	— —	— —

Terry Mackin	2002	—	12,000	—	6,484	—	—
	2001 2000	2,166 4,455	12,000 12,000	— —	12,573 14,184	— —	— —

Philip M. Stolz	2002	—	10,800	—	—	—	—
	2001 2000	3,599 6,745	10,800 10,800	— —	— —	— —	— —

Pension Plans

The table below sets forth information with respect to the Company’s tax-qualified pension plan (the “Tax-Qualified Plan”) and the supplemental retirement plan (the “Supplemental Plan,” and together with the Tax-Qualified Plan, the “Pension Plans”). The Pension Plans cover all of the named executive officers. The Company’s Pension Plans are designed to provide a benefit of 1½% for each year of credited service (which excludes the first year of employment) multiplied by the average annual salary (as defined in the Pension Plans) for the participant’s five highest consecutive full calendar years, and has a 40 year maximum. For the Tax-Qualified Plan, the highest amount of compensation that may be considered under federal law with respect to determining pension benefits is $200,000 as of December 31, 2002, as adjusted for the cost of living each year (except that any increase that is not a multiple of $10,000 is rounded to the next lowest multiple of $10,000). On January 1, 1999 the Company adopted the Supplemental Plan which provides the benefits that would have been payable to the executive officers under the Tax-Qualified Plan, except for the application of certain legal limits.

Average Annual Salary For Five Highest Consecutive Full Calendar Years	Years of Credited Service With the Company
	15	20	25	30	35	40
100,000	$22,500	$30,000	$37,500	$45,000	$52,500	$60,000
150,000	33,750	45,000	56,250	67,500	78,750	90,000
200,000	45,000	60,000	75,000	90,000	105,000	120,000
250,000	56,250	75,000	93,750	112,500	131,250	150,000
300,000	67,500	90,000	112,500	135,000	157,500	180,000
400,000	90,000	120,000	150,000	180,000	210,000	240,000
500,000	112,500	150,000	187,500	225,000	262,500	300,000
600,000	135,000	180,000	225,000	270,000	315,000	360,000
700,000	157,500	210,000	262,500	315,000	367,500	420,000
800,000	180,000	240,000	300,000	360,000	420,000	480,000
900,000	202,500	270,000	337,500	405,000	472,500	540,000
1,000,000	225,000	300,000	375,000	450,000	525,000	600,000

Mr. Hawks became a participant in the Tax-Qualified Plan effective as of January 1, 1998 and in the Supplemental Plan effective as of January 1, 1999 and has six years of credited service thereunder. Messrs. Barrett and Stolz became participants in the Tax-Qualified Plan effective August 29, 1997 and in the Supplemental Plan effective January 1, 1999 and have nine and eleven years, respectively, of credited service thereunder. Mr. Mackin became a participant in the Tax-Qualified Plan effective May 1, 2000 and has two years and eight months of credited service thereunder. The Pension Plans cover salary and bonus of the executive officers, as indicated in the Summary Compensation Table. The benefits under the plan are computed on the basis of straight-line annuity amounts. The benefits described above are not subject to any deduction for Social Security or other offset amounts.

Option Grants In Last Fiscal Year

The following table sets forth information concerning stock options granted during the fiscal year ended December 31, 2002, pursuant to the Amended and Restated 1997 Stock Option Plan.

Name	Individual Grants		Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/SH)	Expiration Date	5% ($)	10% ($)
David J. Barrett	117,000	9.6	24.10	12/4/12	$1,773,294	$4,493,876
Harry T. Hawks	50,000	4.1	24.10	12/4/12	$757,818	$1,920,460
Terry Mackin	40,000	3.3	24.10	12/4/12	$606,254	$1,536,368
Philip M. Stolz	40,000	3.3	24.10	12/4/12	$606,254	$1,536,368

(1)	All options granted in 2002 to the named executive officers were granted pursuant to the Amended and Restated 1997 Stock Option Plan. The options granted vest on the third anniversary date of the grant date. In addition, options granted under the Amended and Restated 1997 Stock Option Plan are subject to earlier vesting in the event of a Change of Control or similar transaction as provided in the Amended and Restated 1997 Stock Option Plan. If a participant’s employment or service as a non-employee director is terminated by the Company for “cause” (as defined in the Amended and Restated 1997 Stock Option Plan) or was voluntary by a participant (other than voluntary termination in connection with retirement upon or after reaching age 65), any such participant’s options automatically will be forfeited and unexercisable. If the participant was terminated because of death, disability or retirement upon or after reaching age 65, a stock option that is exercisable on the date of termination may be exercised at any time prior to three years from the date of such termination, or one year if the participant is terminated by the Company “without cause.” If a participant retires prior to the vesting date, but after age 65, the vesting of a pro rata portion of the unexercisable options will be accelerated to the retirement date and may be exercised at any time prior to the three year period. If a participant is terminated with the approval of the Company’s Board of Directors, the Board, in its discretion, may accelerate or otherwise modify the vesting conditions applicable to any then unexercisable options, extend the exercise period following termination of employment (but in no event beyond the original exercise term of the grant) or modify the vesting terms and extend the exercise term of the grant. The maximum term of the options is 10 years.
(2)	Calculated based on the fair market value of the Company’s Series A Common Stock on the date of grant. The amounts represent only certain assumed rates of appreciation. Actual gains, if any, on stock option exercises and common stock holdings cannot be predicted, and there can be no assurance that the gains set forth in the table will be achieved.

Aggregated Option Exercises In Last Fiscal Year And Fiscal Year-End Option Values

The following table sets forth information concerning the value as of December 31, 2002 of unexercised options held by each of the executive officers named in the Summary Compensation Table. None of the executive officers named in the Summary Compensation Table exercised options during the fiscal year ended December 31, 2002.

Name	Number of Securities Underlying Options at FY-End(#) Exercisable/Unexercisable	Value of Unexercised In-The Money Options at FY-End ($)(1) Exercisable/Unexercisable
David J. Barrett	443,159/406,841	$1,298,115/$1,007,078
Harry T. Hawks	163,334/146,666	$ 443,800/$344,400
Terry Mackin	130,000/130,000	$ 443,800/$122,400
Philip M. Stolz	156,666/143,334	$ 388,325/$301,313

(1)	Values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. The fair market value is based on the reported closing price of $24.11 per share of the Series A Common Stock on the New York Stock Exchange on December 31, 2002, the last trading day of the fiscal year.

Employment Agreements

As of June 1, 2001, the Company entered into an employment agreement with Mr. Barrett for a term commencing on June 1, 2001 and ending on May 31, 2003. The Company has also entered into a renewal employment agreement with Mr. Barrett for a term commencing as of June 1, 2003 and ending on December 31, 2005. Mr. Barrett’s annual base salary is $785,000 through May 31, 2003, $900,000 from June 1, 2003 through May 31, 2004, $960,000 from June 1, 2004 through May 31, 2005 and $960,000 through December 31, 2005. Mr. Barrett’s maximum bonus for calendar years 2003, 2004 and 2005 is $900,000, $960,000 and $960,000, respectively. As of December 26, 2001, the Company entered into an employment agreement with Mr. Mackin for a term commencing on January 1, 2002 and ending on December 31, 2003. For calendar year 2003, Mr. Mackin’s annual base salary is $635,000 and his maximum bonus is $476,250. As of January 1, 2003, the Company entered into an employment agreement with Mr. Stolz for a term commencing on January 1, 2003 and ending on December 31, 2004. Mr. Stolz’s annual base salary for calendar years 2003 and 2004 is $465,000 and $485,000, respectively, and his maximum bonus for calendar years 2003 is $348,750 and $363,750, respectively.

The employment agreements may be terminated by the Company upon the death of the executive officer or for “cause” and, with respect to Messrs. Barrett and Mackin, by either the Company or Messrs. Barrett or Mackin upon a “change of control” (in each case, as defined in the employment agreements).

401(k) Savings Plan

Effective as of August 29, 1997, the Company adopted the Hearst-Argyle Television, Inc. Savings Plan (the “Savings Plan”), a retirement plan qualified under Section 401(k) of the Code, which covers employees of the Company and its subsidiaries who are age 21 and over. Employees transferred from Hearst in connection with the Hearst Transaction were covered as of August 29, 1997; the remaining employees of the Company were covered as of January 1, 1998. Subject to statutory limitations, an employee may contribute 2% to 16% of his annual compensation on a pre-tax basis, and 2% to 16% on an after tax basis. The Company will match 50% of each participating employee’s contributions up to 6% of such employee’s base salary, on either a pre-tax or after tax basis. Contributions are allocated to each employee’s individual account, which is intended to be invested in separate investment funds according to the direction of the employee. Mr. Barrett and the three other most highly compensated executive officers of the Company participate in the Savings Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

J.P. Morgan Chase & Co.    Chase is the lead agent bank under the $750 million credit facility that the Company entered into on April 12, 1999. The credit facility matures on April 12, 2004, and borrowings thereunder bear interest at an applicable margin that varies based on the Company’s ratio of total debt to operating cash flow. The Company is required to pay an annual commitment fee based on the unused portion of the credit facility. Frank A. Bennack, Jr., a Director of the Company, is also a Director of Chase.

Hearst.    Upon consummation of the Hearst Transaction, the Company entered into a series of agreements with Hearst, which holds through a subsidiary 100% of the outstanding shares of the Company’s Series B Common Stock and 37.7% of the Company’s Series A Common Stock, constituting approximately 20.9% of the Company’s total outstanding common stock.

December 2001 Private Placement.    In connection with the private placement of the $200 million principal amount of 7.5% Series A Convertible Preferred Securities due 2016 (the “7.5% Series A Preferred Securities”) and 7.5% Series B Convertible Preferred Securities due 2021 (the “7.5% Series B Preferred Securities,” and, together with the Series A Preferred Securities, the “7.5% Preferred Securities”), on December 20, 2001, the Company entered into a Securities Purchase Agreement with the Trust, Hearst Broadcasting and certain other purchasers named therein. The Securities Purchase Agreement provides, among other things, that (i) the Trust issue and sell to Hearst Broadcasting and the other purchasers an aggregate of 4,000,000 of its 7.5% Preferred Securities, in two series, consisting of its 7.5% Series A Preferred Securities, and of its 7.5% Series B Preferred Securities, and (ii) the proceeds of the sale of the 7.5% Preferred Securities be invested in the Company’s 7.5% Convertible Junior Subordinated Deferrable Interest Debentures, Series A, due 2016 and 7.5% Convertible Junior Subordinated Deferrable Interest Debentures, Series B, due 2021 (the “Subordinated Debentures”). In connection with the execution of the Securities Purchase Agreement, the Company, Hearst Broadcasting and certain other parties named therein, also entered into a Registration Rights Agreement, pursuant to which the Company granted Hearst Broadcasting and the other holders of the 7.5% Preferred Securities certain rights to require the Company to register the Series A Common Stock issued upon conversion of the 7.5% Preferred Securities and the Subordinated Debentures for resale with the U.S. Securities Exchange Commission.

Management Services Agreement.    Hearst and the Company are parties to a Management Services Agreement pursuant to which the Company provides certain management services (i.e., sales, news, programming, legal, financial, accounting, engineering and promotion services) with respect to WMOR-TV (a Hearst-owned television station in Tampa, Florida), WBAL-AM and WIYY-FM (a Hearst-owned AM/FM radio stations in Baltimore, Maryland), and WPBF-TV (a Hearst-owned television station in West Palm Beach, Florida). In addition, the Company provides certain management services to Hearst in order to allow Hearst to fulfill its obligations under the Program Services and Time Brokerage Agreement between Hearst and the permittee of KCWE-TV (a Kansas City, Missouri, television station). Hearst has the right, but not the obligation, to add to such managed stations any additional broadcast stations that it may acquire (or for which it enters into a time brokerage agreement) during the term of the Management Services Agreement.

The annual management fee for the services provided to these stations is an amount equal to the greater of (i) (x) $50,000 for Hearst’s radio stations (counted as a single property) and $50,000 for KCWE-TV, and (y) for all others (including WMOR-TV and WPBF-TV), $100,000 per station, or (ii) 33.33% of the positive broadcast cash flow from each such property. Hearst also reimburses the Company for the Company’s direct operating costs and expenses incurred with unrelated third parties and amounts paid on behalf of a managed station under the Services Agreement described below. Corporate overhead is not reimbursed except to the extent it had historically been treated as an operating expense by Hearst in calculating broadcast cash flow for a station. The term of the Management Services Agreement commenced at the consummation of the Hearst Transaction and will continue for each station, respectively, until the earlier of (i) Hearst’s divestiture of the station to a third party; (ii) if applicable, the exercise of the option granted to the Company to acquire certain of the stations pursuant to the Television Station Option Agreement described below; or, (iii) five years after the consummation of the Hearst Transaction; provided, however, that Hearst will have the right to terminate the Management Services Agreement as to a particular station covered by an option or right of first refusal under the Television Station Option Agreement at any time upon 90 days’ prior written notice if the option period or right of first refusal period, as applicable, has expired without having been exercised. The Management Services Agreement will also terminate if Hearst ceases to own a majority of the Company’s voting common stock or to have the right to elect a majority of the Company’s directors. In 2002, Hearst paid the Company an aggregate amount of $3.3 million pursuant to the Management Services Agreement.

Television Station Option Agreement.    Hearst and the Company are parties to a Television Station Option Agreement pursuant to which Hearst has granted to the Company an option to acquire WMOR-TV, and Hearst’s interests (which interests include an option to acquire the station) with respect to KCWE-TV (together with WMOR-TV, the “Option Properties”), as well as a right of first refusal during the option period with respect to WPBF-TV (if such station is proposed by Hearst to be sold to a third party). The option period for each Option Property began September 1, 2000 and will end August 31, 2003, and the purchase price will be the fair market value of such station based upon agreement between the parties or, if either party so elects, an independent third-party appraisal, subject to certain specified parameters. If Hearst elects to sell an Option Property prior to the commencement of, or during, the option period, the Company will have a right of first refusal to acquire such Option Property. Hearst may elect to receive the stock of the Company in payment for the exercise of the option or right of first refusal. The exercise of the option and the right of first refusal will be by action of the independent directors of the Company, and any option exercise may be withdrawn by the Company after receipt of the appraisal described above.

Radio Facilities Lease.    Hearst and the Company are parties to a Studio Lease Agreement pursuant to which Hearst leases from the Company premises for WBAL-AM and WIYY-FM, Hearst’s Baltimore, Maryland, radio stations. The term of the lease commenced on September 1, 1997 and was subsequently extended on September 1, 2000 and will continue as to the space occupied by each radio station, respectively, until the earlier of (i) Hearst’s divestiture of the radio station to a third party, in which case either party (i.e., the Company or the buyer of the station) will be entitled to terminate the lease with respect to that station upon certain prior written notice or (ii) August 31, 2003. In 2002, Hearst paid the Company an aggregate amount of approximately $700,000 pursuant to the Studio Lease Agreement.

Services Agreement.    Hearst and the Company are parties to a Services Agreement pursuant to which Hearst provides the Company with certain administrative services, including accounting, financial, tax, legal, insurance, data processing and employee benefits. The fees for such services are based on fixed and variable transaction amounts negotiated between Hearst and the Company. The current term of the Services Agreement will expire on December 31, 2003, but is thereafter renewable, pursuant to the provision of the Services Agreement that allows for one year renewals unless terminated on six months’ prior notice. Although the Company believes that such terms are reasonable, there can be no assurance that more favorable terms would not be available from unaffiliated third parties. In 2002, the Company paid Hearst an aggregate amount of approximately $3.8 million pursuant to the Services Agreement.

Retransmission Consent Agreement.    The Company has entered into an agreement with Lifetime Entertainment Services (“Lifetime”), an entity owned 50% by an affiliate of Hearst and 50% by ABC, whereby Lifetime has provided services to the Company in respect of the negotiation of the Company’s retransmission consent agreements and the Company has assisted Lifetime in securing Lifetime Movie Network distribution and subscribers. In 2002, the Company recorded revenue of approximately $2.5 million in compensation from Lifetime.

Other Transactions with Hearst.    In 2002, the Company recorded net revenue of approximately $700,000 relating to advertising sales to Hearst on behalf of ESPN Classic, a property of ESPN, Inc., which is owned 20% by an affiliate of Hearst and 80% by ABC.

Argyle Communications, Inc.    The Company had a consulting agreement with Argyle Communications, Inc. (“ACI”), pursuant to which the Company paid ACI approximately $400,000 during fiscal year 2002. The consulting agreement terminated on December 31, 2002. Mr. Marbut, a Director of the Company, is the sole stockholder of ACI.

Small Business Television.    The Company utilizes Small Business Television’s (“SBTV”) services to provide television stations with additional revenue through the marketing and sale of commercial time to smaller businesses that do not traditionally use television advertising due to costs. In 2002, these sales generated gross revenue of approximately $1,127,000, of which approximately $507,000 were distributed to SBTV and approximately $620,000 were distributed to the Company. Mr. Dean Conomikes, the son of director John J. Conomikes, is the owner of SBTV.

Certain Employees.    Michael E. Pulitzer, Jr., the son of director Michael E. Pulitzer, is the Station Manager/Program Director at WXII-TV, the Company’s television station in Winston-Salem, North Carolina. He has been employed at this station since 1990 and his compensation in 2002 was approximately $154,300.

BOARD OF DIRECTORS COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including previous filings that might incorporate future filings, including this Proxy Statement, in whole or in part, this report and the Performance Graph following it shall not be incorporated by reference into any such filings.

The Compensation Committee

The Compensation Committee is composed entirely of directors who are not officers or employees of the Company. Under the Charter of the Compensation Committee (the “Charter”) adopted by the Board of Directors, the Compensation Committee reviews and approves executive compensation packages for the Chief Executive Officer, all other executive officers of the Company and the general managers of the television stations owned by the Company (collectively, “Management”). Additionally, the Charter provides that the Compensation Committee shall make recommendations to the Board of Directors with respect to the establishment, modification and administration of incentive and benefit programs.

Compensation Philosophy

The goal of the Company’s compensation arrangements is to attract, retain, motivate and reward personnel critical to the long-term success of the Company. As described below, the various components of the Company’s compensation arrangements for Management are tied to the performance of the Company, which in turn unites the interests of Management with the interests of the Company’s stockholders.

Components of Compensation

The components of executive compensation in 2002 were (i) a base salary, (ii) a bonus opportunity and (iii) stock option grants.

Base Salary.    The salaries of certain of the executive officers of the Company were established in employment agreements. These employment agreements provided for base salary and target bonus levels.

In establishing the base salary levels, the Compensation Committee reviewed the salary levels for similar positions in broadcasting and media companies, and other companies comparable to the Company in terms of revenues and cash flow. No specific formula was established targeting compensation at any particular level, but rather the salary levels were determined by a subjective evaluation of the position and the individual’s performance and accomplishments. Additionally, the other components of compensation (bonus and previous stock option grants) were taken into account in setting the salary levels.

Bonus Opportunity.    Bonus opportunities for the executive officers of the Company were established in the employment agreements. Bonuses were established based on the factors described for setting the salary levels. The 2002 bonuses (paid in 2003) for executive officers were determined based on (i) the financial performance of the Company in 2002 and (ii) a subjective evaluation of the individual’s performance and accomplishments for the calendar year 2002. Future awards of annual bonuses to the executive officers of the Company may be granted pursuant to the Incentive Compensation Plan.

Stock Options.    The stock option grants to the executive officers of the Company during 2002 were made pursuant to the Amended and Restated 1997 Stock Option Plan. The number of stock options granted to each executive officer in 2002 was determined based on the degree of responsibility of the executive officer’s position. The Compensation Committee recommended to the Board of Directors for review and approval, the number of options to be granted, within a range associated with the individual’s position and salary level. In granting stock options, the Company’s goals are to attract, retain and motivate the highest caliber executives and to link a portion of each executive’s total compensation to the interests of the Company’s stockholders. In order to assure the retention of high level executives and to tie the compensation of those executives to the creation of long-term value for stockholders, the Board of Directors approved the Compensation Committee recommendation that these stock options become exercisable on the third anniversary date of the grant date.

CEO Compensation

The compensation for Mr. Barrett, the President and Chief Executive Officer of the Company, was established in his employment agreement with the Company. The Compensation Committee established the levels of the various components of compensation under the agreement (base salary, annual bonus and stock options) in the manner described under “—Components of Compensation” above, which was the same manner used for establishing levels of compensation for all executive officers.

$1 Million Limit on Deductibility of Executive Compensation

Section 162(m) of the Code generally limits the corporate tax deduction for compensation paid to executive officers named in the Summary Compensation Table in the proxy statement to $1 million, unless certain requirements are met. The Company’s Amended and Restated 1997 Stock Option Plan establishes a limit on the maximum number of shares of the Company’s Common Stock for which options may be granted to any one individual in any calendar year. This provision was approved by the Company’s stockholders, and the Amended and Restated 1997 Stock Option Plan is structured with the intent that compensation attributable to options granted thereunder is not subject to the Section 162(m) limitation on deductibility. The Incentive Compensation Plan is also structured with the intent that compensation attributable to certain bonuses that may be awarded thereunder will not be subject to the Section 162(m) limitation on deductibility.

At the present time, compensation paid pursuant to other compensation programs of the Company may not qualify for an exception from the Section 162(m) limitation; and in light of current compensation levels, it is possible that a limited amount of compensation could be nondeductible thereunder.

Caroline L. Williams, Chair

Frank A. Bennack, Jr.

Victor F. Ganzi

Michael E. Pulitzer

David Pulver

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed the audited financial statements with the Company’s management. The Audit Committee has discussed with the Company’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU Section 380). The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, and has discussed with the independent auditors the independent auditors’ independence. Additionally, the Audit Committee has reviewed fees charged by the independent auditors and has monitored whether the non-audit services provided by its independent auditors is compatible with maintaining the independence of such auditors. Based upon its reviews and discussions, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the SEC.

David Pulver, Chair

Ken J. Elkins

Caroline L. Williams

PERFORMANCE GRAPH

The following graph compares the annual cumulative total stockholder return on an investment of $100 in the Series A Common Stock on December 31, 1997, the last trading day of 1997, based on the market price of the Series A Common Stock and assuming reinvestment of dividends, with the cumulative total return of a similar investment in (i) companies on the Standard & Poor’s 500 Stock Index, (ii) a group of peer companies selected by the Company on a line-of-business basis and weighted for market capitalization and used in last year’s proxy statement and (iii) a new group of peer companies selected by the Company on a line-of-business basis and weighted for market capitalization. The Company has selected a new peer group because it includes a broader selection of comparable peer companies. In this transition year, the table and the graph below includes both the old and new indices of peer companies.

CUMULATIVE TOTAL RETURN

Based on initial investment of $100 beginning December 31, 1997 with dividends reinvested

	31-Dec-97	31-Dec-98	31-Dec-99	31-Dec-00	31-Dec-01	31-Dec-02
Hearst-Argyle Television	$100	$111	$ 89	$ 69	$ 72	$81
S&P 500	$100	$129	$156	$141	$125	$97
Old Custom Composite Index (3 Stocks)	$100	$ 93	$ 71	$ 51	$ 40	$43
New Custom Composite Index (4 Stocks)	$100	$ 77	$ 66	$ 51	$ 51	$57

The old 3-Stock Custom Composite Index consists of Granite Broadcasting Corporation, Sinclair Broadcast Group, Inc. and Young Broadcasting Inc.

The new 4-Stock Custom Composite Index consists of Belo Corporation, Granite Broadcasting Corporation, Sinclair Broadcast Group, Inc. and Young Broadcasting Inc.

PRINCIPAL STOCKHOLDERS

As of the Record Date, the Company had issued and outstanding and entitled to vote at the Annual Meeting, 51,228,765 shares of Series A Common Stock, 41,298,648 shares of Series B Common Stock, 7,381 shares of Series A Preferred Stock and 10,938 shares of Series B Preferred Stock.

The following table sets forth information as of the Record Date regarding the beneficial ownership of the Company’s Series A Common Stock and the Series B Common Stock by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each director and nominee for director and each executive officer of the Company named in the Summary Compensation Table; and (iii) all directors and executive officers of the Company as a group. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Common Stock. The number of shares set forth below includes those shares issuable pursuant to options and conversion rights that are exercisable, within 60 days of March 28, 2003.

Name and Address (1)	Series A Common Stock Beneficial Ownership(2)		Series B Common Stock Beneficial Ownership(2)
	Number	Percent of Series (%)	Number		Percent of Series (%)
David J. Barrett(3)	452,433	*	—		—
Harry T. Hawks(4)(5)	260,534	*	—		—
Terry Mackin(6)	132,680	*	—		—
Philip M. Stolz(7)	161,523	*	—		—
Bob Marbut(4)(8)	650,682	1.3%	—		—
Frank A. Bennack, Jr.	25,000	*	—		—
John G. Conomikes	20,000	*	—		—
Ken J. Elkins(9)	35,550	*	—		—
Victor F. Ganzi	50,000	*	—		—
George R. Hearst, Jr.	15,000	*	—		—
William Randolph Hearst III(10)	26,000	*	—		—
Gilbert C. Maurer	10,000	*	—		—
Michael E. Pulitzer(9)(11)	2,855,292	5.6%	—		—
David Pulver(4)(12)	101,656	*	—		—
Virginia Hearst Randt(10)	16,000	*	—		—
Caroline L. Williams(12)	48,946	*	—		—
All Company directors and executive officers as a group (16 persons)(13)	4,861,296	9.3%	—		—
Hearst Broadcasting, Inc.(14)(15)	20,903,699	39.6%	41,298,648	(16)	100%
Emily Rauh Pulitzer(11)	4,897,063	9.6%	—		—
Massachusetts Financial Services Company(17)	2,814,077	5.5%	—		—

*	Represents beneficial ownership of less than 1% of the issued and outstanding shares of Series A Common Stock.
(1)	Unless otherwise indicated, the address of each person or entity named in the table is c/o Hearst-Argyle Television, Inc., 888 Seventh Avenue, New York, New York 10106.
(2)	Number and percent of outstanding Series A Common Stock does not include any shares of Series A Common Stock issuable upon the conversion of the Series B Common Stock, Series A Preferred Stock, Series B Preferred Stock or the 7.5% Preferred Securities into Series A Common Stock.
(3)	Includes 443,159 shares of Series A Common Stock issuable pursuant to presently exercisable stock options.
(4)	Indicates that such person is a party to a Registration Rights Agreement with the Company dated as of August 29, 1997.

(5)	Includes 163,334 shares of Series A Common Stock issuable pursuant to presently exercisable stock options.
(6)	Includes 130,000 shares of Series A Common Stock issuable pursuant to presently exercisable stock options.
(7)	Includes 156,666 shares of Series A Common Stock issuable pursuant to presently exercisable stock options.
(8)	Includes 250,000 shares of Series A Common Stock issuable pursuant to presently exercisable stock options and 20,621 shares of Series A Common Stock held by the Argyle Foundation, a charitable foundation established by Mr. Marbut.
(9)	Includes 12,000 shares of Series A Common Stock issuable pursuant to presently exercisable stock options.
(10)	Includes 16,000 shares of Series A Common Stock issuable pursuant to presently exercisable stock options.
(11)	Indicates that such person is a party to a Registration Rights Agreement with the Company dated May 25, 1998.
(12)	Includes 35,000 shares of Series A Common Stock issuable pursuant to presently exercisable stock options.
(13)	Includes 1,269,159 shares of Series A Common Stock issuable pursuant to presently exercisable stock options.
(14)	Includes 1,587,670 shares of Series A Common Stock issuable pursuant to the conversion rights of the 7.5% Preferred Securities whereby Hearst Broadcasting may convert the 7.5% Preferred Securities held by Hearst Broadcasting for the Company’s Subordinated Debentures, and subsequently convert such Subordinated Debentures into shares of the Company’s Series A Common Stock.
(15)	The Hearst Family Trust is the sole common stockholder of Hearst, which is the sole stockholder of Hearst Holdings, which is the sole stockholder of Hearst Broadcasting. The address of The Hearst Family Trust is 888 Seventh Avenue, New York, New York 10106. The address of Hearst, Hearst Holdings and Hearst Broadcasting is 959 Eighth Avenue, New York, New York 10019.
(16)	Indicates the number of shares of Series B Common Stock held by Hearst Broadcasting. The shares of Series B Common Stock are convertible at any time at the option of the holder on a share-for-share basis into shares of Series A Common Stock.
(17)	Based on the Schedule 13G filed by the Massachusetts Financial Services Company on February 13, 2003 reporting beneficial ownership of the Company’s Series A Common Stock as of December 31, 2002. The Schedule 13G states that, in addition to the Massachusetts Financial Services Company, some of the shares reported in its Schedule 13G are beneficially owned by certain other non-reporting entities. The address of the Massachusetts Financial Services Company is 500 Boylston Street, Boston, MA 02116.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The SEC requires that each registrant’s executive officers and directors, and beneficial owners of more than 10% of any class of equity security registered pursuant to the Exchange Act, make certain filings on a timely basis under Section 16(a) of the Exchange Act. Based solely on a review of copies of such reports of ownership furnished to the Company, the Company believes that during the past fiscal year all of its officers, directors and greater than 10% beneficial holders complied with all applicable filing requirements, except that (i) a Form 4 reporting Bob Marbut’s sales of the Company’s shares in November 2001 and (ii) a Form 4 reporting Bob Marbut’s sales of the Company’s shares in December 2001 were filed in May 2002.

ANNUAL REPORT ON FORM 10-K

Upon written request of any beneficial stockholder or stockholder of record, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (including the exhibits, financial statements and the schedules thereto) required to be filed with the SEC pursuant to Rule 13a-1 under the Exchange Act will be provided, without charge, from the Investor Relations Department, Hearst-Argyle Television, Inc., 888 Seventh Avenue, New York, New York 10106.

STOCKHOLDER PROPOSAL DEADLINE

Stockholder proposals to be presented at the 2004 Annual Meeting of Stockholders, for inclusion in the Company’s Proxy Statement and form of Proxy relating to that meeting, must be received by the Company at its offices in New York, New York, addressed to the Secretary of the Company, not later than December 19, 2003. Such proposals must comply with the Bylaws of the Company and the requirements of Regulation 14A of the Exchange Act. The Company may solicit proxies to use discretionary authority to vote on any stockholder proposal received after March 2, 2004.

INDEPENDENT AUDITORS

Deloitte & Touche served as the Company’s independent auditors during the fiscal year ended December 31, 2002. The Board of Directors intends to appoint the Company’s independent auditors for the fiscal year ending December 31, 2003 at its next meeting. Representatives of Deloitte & Touche will be present at the Annual Meeting to answer questions and will have the opportunity to make a statement if they desire to do so.

OTHER MATTERS

At the date of this Proxy Statement, management was not aware that any matters not referred to in this Proxy Statement would be presented for action at the Annual Meeting. If any other matters should come before the meeting, the persons named in the accompanying form of Proxy will have discretionary authority to vote all Proxies in accordance with their best judgment, unless otherwise restricted by law.

By Order of the Board of Directors,

David J. Barrett,

President and

Chief Executive Officer

Dated: April 17, 2003

Appendix I

HEARST-ARGYLE TELEVISION, INC.

2003 INCENTIVE COMPENSATION PLAN

1.    Purpose of the Plan.

The purpose of the Plan is to enable the Compensation Committee to establish performance goals for officers and other select employees of Hearst-Argyle Television, Inc. and its subsidiaries, to determine bonuses which will be awarded to such officers and select employees on the basis of performance goals established for them and to ensure that bonus payments are in accordance with the arrangements established by the Committee.

2.    Definitions.

As used in this Plan, the following definitions apply:

(a) “Bonus” means the bonus to which an Employee is entitled under a bonus arrangement established by the Committee under the Plan.

(b) “Bonus Formula” means the formula for calculating an Employee’s Bonus on the basis of, a performance goal established under the Plan or otherwise.

(c) “EBITDA” means earnings before interest, taxes, depreciation and amortization.

(d) “Employee” means an employee of the Company.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Committee” means the Compensation Committee or a subcommittee of the Compensation Committee consisting solely of Outside Directors.

(g) “Company” means Hearst-Argyle Television, Inc., a Delaware corporation, and its more than 50% owned subsidiaries.

(h) “Compensation Committee” means the Compensation Committee of the Company’s Board of Directors; provided, however, that, with respect to any Employee who is expected by the Committee to be a “covered employee” within the meaning of Section 162(m) of the Code for the year for which an award hereunder is made, all of the rights and responsibilities of the Committee hereunder (as determined without regard to this provision) shall be the rights and responsibilities of a subcommittee of the Compensation Committee consisting solely of at least two Outside Directors.

(i) “Outside Director” means a director of the Company who qualifies as an independent director for the purposes of Section 162(m) of the Code.

(j) “Plan” means this Hearst-Argyle Television, Inc. 2003 Incentive Compensation Plan.

3.    Authority to Establish Performance Goals and Bonuses.

(a) The Committee will have the authority to establish for any Employee who is an officer, or who the Committee determines to be a participating employee, of the Company or any subsidiary a performance goal, and a Bonus Formula related to that performance goal, for any fiscal year of the Company, or for a period which is shorter or longer than a single fiscal year. A Bonus Formula (i) may be a percentage, or may be based upon the extent of achievement of specified levels, of (x) the Company’s consolidated pre-tax or after-tax earnings or EBITDA, (y) the pre-tax or after tax earnings, or the EBITDA, of any particular subsidiary, division or other business unit of the Company or (z) changes (or the absence of changes) in the per share or aggregate market price of the Company’s common stock, or (ii) the extent of achievement of specified levels of revenues, earnings, costs, broadcast cash flow, operating cash flow, return on assets, return on equity, return on capital or return on investment with regard to the Company, particular subsidiaries, divisions or other business units of the Company or particular Employees or groups of employees. Performance goals may be absolute amounts or percentages of amounts or may be relative to the performance of other companies or of indexes. Notwithstanding the foregoing, in the case of any Bonus for which an exception from the limitations of Section 162(m) of the Code is not being sought, the Committee may grant such Bonus on bases other than as contemplated above.

(b) The Committee may determine the Bonus Formula which will determine the Bonus an Employee will receive with regard to a fiscal year or other period. However, no Employee may be awarded a Bonus for any fiscal year in excess of $2 million. Notwithstanding any other provision hereof, the Committee may, at any time at or before the time at which it issues a certification in respect of an Employee’s Bonus as contemplated by Section 4, provide in its discretion (which, for the avoidance of doubt, need not be exercised uniformly) for the elimination or reduction of the amount payable as the Bonus to that particular Employee (and the reduced amount (or zero dollars, in the case of an elimination) shall thereupon be the amount of the Employee’s Bonus.

(c) When the Committee establishes a performance goal and Bonus Formula for an Employee, the Committee may provide (i) that the resulting Bonus will be paid in a single lump sum or that the resulting Bonus will be paid over a period of years, with or without interest on deferred payments, and (ii) if a Bonus is to be paid over a period of years, whether the right to the unpaid portion of the Bonus will be forfeited if the Employee ceases to be employed by the Company before the bonus is paid in full.

4.    Review of Payment of Bonuses.

Promptly after the end of each fiscal year of the Company, the management of the Company will present to the Committee a list showing with regard to each employee who has become entitled to a Bonus with regard to that fiscal year (i) the Employee’s performance goal or Bonus Formula with regard to that fiscal year, (ii) the extent to which the performance goal was achieved or exceeded, or other applicable information relating to the performance goal or otherwise applicable to the Employee’s Bonus Formula, and (iii) the Bonus to which the Employee is entitled with regard to the fiscal year. No Bonus may be paid to an Employee with regard to a fiscal year until the Committee certifies that the Bonus with regard to that Employee shown on the list (or on an amended list) is correct based upon the performance goal and the Bonus Formula established for the Employee with regard to the fiscal year.

5.    Administration of the Plan.

(a) The Plan will be administered by the Committee.

(b) The Committee will have full power to construe, interpret and administer the Plan and to establish and change the rules and regulations for its administration. Any interpretation by the Committee of the Plan or of any performance goal or Bonus Formula established for an Employee under the Plan, and any determination of the Committee regarding the Bonus to which any employee is entitled, will bind the Company and all Employees who are affected by it.

(c) The Committee will have total discretion to determine whether performance goals and Bonus Formulae are to be established under the Plan for particular Employees. The Committee will not be required to establish similar performance goals or similar Bonus Formulae for employees who hold similar positions.

6.    No Rights to Continued Employment.

Nothing in the Plan or in the establishment of any performance goal or Bonus Formula, and no award of any Bonus which is payable immediately or in the future (whether or not future payments may be forfeited), will give any officer or employee of the Company a right to continue to be an officer or employee of the Company or in any other way affect the right of the Company to terminate the officer position or employment of any officer or employee at any time.

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7.    Effective Date.

This Plan is effective as of May 6, 2003, provided that the stockholders of the Company approve the Plan at the first annual meeting of stockholders held after that date. Performance goals and Bonus Formulae may be established prior to the time the stockholders of the Company approve this Plan. However, no Bonuses will be paid under this Plan unless it is approved by the stockholders of the Company.

8.    Amendments of the Plan.

The Committee may, with the approval of the Board of Directors of the Company, amend the Plan at any time, except that no amendment to the Plan will be effective if it materially changes any of the criteria on which Bonuses may be based, alters the maximum Bonus which may be paid to an Employee with regard to a fiscal year or other period, or otherwise materially changes the Plan, unless, to the extent required under the rules of Section 162(m) of the Code, the amendment is approved by the stockholders of the Company. Without limiting the Committee’s discretion under Section 3(b), no amendment to the Plan may change any performance goal or Bonus Formula which has been established for an Employee, or affect any Employee’s right to receive a Bonus which has been earned as a result of a performance goal or Bonus Formula established for the Employee, before the amendment, unless the Employee consents to the change.

9.    Termination of the Plan.

The Plan may be terminated at any time by the Committee, with the approval of the Board of Directors of the Company. However, termination of the Plan will not affect any performance goal or Bonus Formula which has been established before the Plan is terminated or the right of any Employee to receive payments of a Bonus which the Employee earned before the Plan is terminated.

* * *

As approved by the Compensation Committee of the Company on March 24, 2003.

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Appendix II

HEARST-ARGYLE TELEVISION, INC.

AUDIT COMMITTEE CHARTER

The Committee’s Purposes.

The Audit Committee (the “Committee”) shall provide assistance to the Board of Directors (the “Board”) of Hearst-Argyle Television, Inc. (“HTV”) in fulfilling its responsibilities to the shareholders relating to the corporate accounting and reporting practices of HTV and its subsidiaries, the quality and integrity of HTV’s consolidated financial statements, HTV’s compliance with legal and regulatory requirements, the performance, qualifications and independence of HTV’s external auditors and the performance of HTV’s internal audit.

In doing so, it is the responsibility of the Committee to maintain free and open means of communication among the Board and external auditors, internal auditors and the management of HTV. The Committee will take appropriate actions to set the tone of integrity and high standards in HTV’s reporting and business practices. HTV’s external auditors are ultimately accountable to the Committee and the Board.

Membership and Independence.

The Committee shall be composed solely of outside directors who have no employment or professional relationship with HTV and are independent of HTV management and who comply with the requirements for serving on audit committees as set forth in the corporate governance standards of the New York Stock Exchange and all other applicable laws, rules and regulations.

The Committee will have at least three members, who are appointed by the Board. The Board shall appoint one of the members of the Committee to serve as Chairperson.

The Committee’s Duties and Responsibilities.

Appointment of External Auditors.

The Committee shall be responsible for retaining and terminating (subject to stockholder ratification) the external auditors to be used to audit the consolidated financial statements of HTV. The Committee shall also be responsible for reviewing and approving the engagement fees and terms of all auditing and non-auditing services to be provided by HTV’s external auditors and for evaluating the effect thereof on the independence of the external auditors. The Committee may obtain input from HTV’s management regarding the engagement fees or terms of any auditing or non-auditing services.

Review of the External Auditors.

The Committee shall evaluate, at least annually, HTV’s external auditors’ qualifications, performance and independence and present a report to the Board of its conclusions with respect to such evaluation. In connection with this evaluation, the Committee shall obtain and review an annual report from HTV’s external auditors describing: such external auditors’ internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of such external auditors, or by any inquiry or investigation by government or professional authorities within the preceding five years, respecting one or more independent audits carried out by such external auditors, and any steps taken to deal with any such issues; and (to assess the auditor’s independence) all relationships between such external auditors and HTV. In making its evaluation, the Committee shall take into account the opinions of management and HTV’s internal auditors.

Risk Assessment and Accounting Controls.

The Committee shall discuss and review policies with respect to risk assessment and risk management, including guidelines and policies to govern the process by which risk assessment and risk management is undertaken.

The Committee shall review with management, the external auditors and the internal auditors the adequacy and effectiveness of the system of internal accounting controls of HTV, any recommendations of the external and/or internal auditors with respect to any material weaknesses in the system of internal controls and any material matters or problems with respect to accounting, EDP records, procedures or operations of HTV which have not been resolved to such auditor’s satisfaction after having been brought to the attention of management.

The Annual Audit.

The Committee shall meet with management and the external auditors prior to commencement of the annual audit by the external auditors for the purpose of reviewing the scope and audit procedures of such audit, including special audit risk areas and materiality. The Committee shall meet again with the external auditors subsequent to completion of that audit for the purpose of reviewing the results.

The Committee shall review with HTV’s external auditors any audit problems or difficulties and management’s response, including (i) any restrictions on the scope of the external auditors’ activities and any disagreements with management, and, if applicable, also including any accounting adjustments that were noted or proposed by the auditors but were “passed” (including similar adjustments that were passed because individually they were not material); and (ii) any “management” or “internal control” letters issued by HTV’s external auditors.

Hiring Policies.

The Committee shall set clear hiring policies for employees or former employees of the external auditors.

The Internal Audit Function.

The Committee shall review the function of the internal audit department, its budget, organization, activities and independence and review the coordination of such activities with the external auditors.

Earnings Releases.

The Committee shall discuss financial statements to be included with earnings press releases and financial information and earnings guidance to be provided to analysts and rating agencies, though this may be done generally (i.e., discussion of the types of information to be disclosed and the type of presentation to be made) and the Committee need not discuss in advance each earnings release or each instance in which HTV may provide earnings guidance.

Review of Financial Statements.

Prior to the filing of HTV’s Quarterly Report on Form 10-Q, the Committee shall review with management and the external auditors the Form 10-Q, including HTV’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and any matters of significance, including significant adjustments, management judgments and accounting estimates, significant reserves and/or accruals, significant accounting principles, disagreements between management and the external auditors and their effect, if any, on HTV’s consolidated financial statements and recent or proposed requirements of the SEC, FASB or other similar bodies.

Prior to the filing of HTV’s Annual Report on Form 10-K, the Committee will review with management and the external auditors the Form 10-K, including HTV’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and matters described in Statement on Auditing Standards No. 61, as may be modified or supplemented, of the AICPA, Communication with Audit Committees, including significant adjustments, management judgments and accounting estimates, significant reserves and/or accruals, significant accounting principles, disagreements between management and the external auditors and

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their effect, if any, on HTV’s consolidated financial statements and recent or proposed requirements of the SEC, FASB or other similar bodies, and recommend to the Board whether the audited financial statements of HTV should be included in HTV’s Annual Report on Form 10-K.

The Committee shall obtain and review reports from the external auditors regarding: (i) all critical accounting policies and practices HTV uses or expects to use; (ii) all alternative treatments of financial information within U.S. generally accepted accounting principles (“GAAP”) that have been discussed with HTV’s management, the ramifications of the use of such alternative disclosures and treatments, the treatment preferred by the external auditors; and (iii) other material written communications between the external auditors and HTV’s management.

The Committee shall discuss with the external auditors, the auditors’ judgments about the quality—not just the acceptability—of HTV’s accounting principles as applied in its consolidated financial statements. The discussion should include such issues as the clarity of HTV’s financial disclosures, the degree of aggressiveness or conservatism of HTV’s accounting principles, and the underlying estimates and other significant decisions made by management in preparing the financial disclosures.

Proxy Report.

The Committee shall issue a report annually to the Board, a copy of which shall be included in HTV’s annual meeting proxy statement, stating whether the Committee has: (i) reviewed and discussed the audited financial statements with management; (ii) discussed with the external auditors the matters required to be discussed by Statement on Auditing Standards No. 61; (iii) received from the external auditors disclosures regarding the auditor’s independence required by Independence Standards Board 1 and discussed with the external auditors the auditors independence; and (iv) recommended to the Board that the audited financial statements to be included in HTV’s Annual Report on Form 10-K.

Meetings with Auditors and Management.

The Committee shall provide sufficient opportunity for the external auditors and the internal auditors, separately, to meet with members of the Committee without management present and for the Committee to meet separately with management. Among the items to be discussed at these meetings are the evaluation of HTV’s financial, accounting and internal auditing personnel, and the cooperation that the auditors received during the course of audit.

The Committee shall serve as management’s, the external auditors’ and the internal auditors’ access to the Board with respect to all matters within the scope of the Committee.

The Committee shall instruct management, the external auditors and the internal auditors that the Committee expects to be advised if there are areas that require the Committee’s special attention.

Reporting to the Board.

The Committee will report to the Board on a regular basis and submit the minutes of all Committee meetings to the Board.

Investigations.

The Committee shall investigate all matters brought to the Committee’s attention within the scope of its duties, with the power to retain outside counsel or other consultants for this purpose if, in the Committee’s judgment, that is appropriate.

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Legal Compliance.

The Committee shall review the circumstances of any significant fraudulent or illegal activities that may be discovered and any preventative action taken in response to such activities. The Committee shall initiate an investigation of any special situation, if warranted.

The Committee shall review compliance with all applicable Securities and Exchange Commission and New York Stock Exchange rules and regulations.

Review of Litigation.

The Committee shall review the status of significant litigation with in-house general counsel and outside legal counsel, if appropriate, and whether reserves, if any, in connection with actual and/or potential litigation are appropriate.

Review Audit of Employee Plans.

The Committee shall review with management and the external auditors the audit of employee benefit plans.

Review of Tax Matters.

The Committee shall review with management and HTV’s tax advisors the status of tax returns, including open years and potential disputes. The Committee shall review with the external auditors the adequacy of tax reserves included in HTV’s consolidated financial statements.

Review of the Committee Charter.

The Committee shall annually review and assess this Charter.

Performance Evaluations.

The Committee shall conduct an annual evaluation of the Committee’s own performance.

Limitations on Scope of Committee’s Duties and Responsibilities.

The Committee members shall serve on the Committee subject to the understanding on their part and the part of HTV management, the external auditors and the internal auditors that:

•	the Committee members are not employees or officers of HTV and are not directly involved in HTV’s daily operations, and they will not serve as members of the Committee on a full-time basis;

•	the Committee members expect HTV’s management, the external auditors and the internal auditors to provide the Committee with prompt and accurate information, so that the Committee can discharge its duties properly; and

•	to the extent permitted by law, the Committee shall be entitled to rely on the information and opinions of the persons and entities noted above in carrying out its responsibilities.

The Committee members, in adopting this Charter and in agreeing to serve on the Committee, do so in reliance on, among other things, the provisions of HTV’s Certificate of Incorporation which:

•	together with the bylaws, provides indemnification for their benefit; and to the fullest extent provided by law, provides that no director shall be liable to HTV or its stockholders for monetary damages for breach of fiduciary duty as a director.

4

Appendix III

PROXY

HEARST-ARGYLE TELEVISION, INC.

This Proxy is solicited on behalf of the Board of Directors of Hearst-Argyle Television, Inc.

The undersigned hereby appoints David J. Barrett, Victor F. Ganzi and Harry T. Hawks, or any one or more of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote as designated below all the shares of Series A Common Stock, Series A Preferred Stock and Series B Preferred Stock of Hearst-Argyle Television, Inc., held of record by the undersigned on March 28, 2003, at the Annual Meeting of Stockholders to be held on May 6, 2003, or any adjournment thereof.

Item 1 and Item 2 were proposed by Hearst-Argyle Television, Inc. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted for Items 1, 2 and 3.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)

HEARST-ARGYLE TELEVISION, INC.

A.    Proposals

The Board of Directors recommends a vote FOR the listed nominee and FOR proposals 2 and 3.

1.	ELECTION OF DIRECTOR: Series A Class II (Term expires in 2005).

Nominee: David Pulver

For                                 Withhold

☐                                     ☐

2.	APPROVAL OF INCENTIVE COMPENSATION PLAN PROPOSAL.

For                 Against                 Abstain

☐                   ☐                          ☐

3.	At the discretion of such Proxies, on any other matter that properly may come before the meeting or any adjournment thereof.

For                 Against                 Abstain

☐                   ☐                          ☐

B.    Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed.

Date , 2003

Signature

THIS SPACE RESERVED FOR ADDRESSING (key lines do not print)

Signature if Held Jointly

Please sign as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in the full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

FOLD AND DETACH HERE

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY

USING THE ENCLOSED ENVELOPE.